Exhibit 99.1

Global Technologies Ltd. Marks an Exciting Milestone with the Completion of Its First Property Acquisition

Parsippany, NJ, July 31st, 2023 (GLOBE NEWSWIRE) – Global Technologies Ltd. (OTC Pink: GTLL), a publicly traded holding company with operations in the acquisition and redevelopment of distressed properties, announces the successful completion of the acquisition of a 250,000 square foot industrial facility, located within a 25-acre property in Georgia.

CEO Fredrick Cutcher expresses his excitement, “We are thrilled to announce the acquisition of our Georgia property, which symbolizes the dawn of a new era for Global Technologies. This strategic purchase opens doors to endless possibilities in the commercial real estate market and beyond, propelling us towards creating real value.”

Having acquired this prime commercial and industrial space, previously utilized as a manufacturing plant, Global Technologies is now poised to explore the property’s highest and best use. With innovation at the heart of our endeavors, we are committed to meticulously identifying revenue streams that will optimize its true potential, ultimately expanding shareholder value.

For additional information regarding the transaction, please refer to the Company’s Current Report on Form 8-K, available at: https://www.sec.gov/ix?doc=/Archives/edgar/data/932021/000149315223026017/form8-k.htm

About Global Technologies Ltd.:

Global Technologies Ltd. (OTC Pink: GTLL) is a publicly traded holding company with a strong focus on entering new markets including the acquisition and redevelopment of distressed properties. The company seeks to capitalize on underutilized or undervalued assets, creating opportunities for growth, and delivering exceptional value to shareholders.

Contact:

Global Technologies, Ltd
(973) 233-5151
info@globaltechnologiesltd.info